Exhibit 8

Annex A

Directors and Executive Officers of the Reporting Persons

The following sets forth certain information regarding the directors and executive officers of Pruco Life Insurance Company. Unless otherwise noted, the business address of each director and executive officer of Pruco Life Insurance Company is 213 Washington Street, Newark, NJ 07102.

Directors:

Name	Citizenship	Present Principal Occupation or
Employment
Markus Coombs	USA	Vice President, Finance, Prudential
Elizabeth K. Dietrich	USA	Vice President, Finance, Prudential
Alan M. Finkelstein	USA	SVP, Treasurer and Head of Stakeholder Relations, Prudential
Scott E. Gaul	USA	Vice President, Head of Individual Business, Prudential
Bradley O. Harris	USA	Global Chief Actuary & USB CFO, Prudential
Salene Hitchcock-Gear	USA	SVP, Individual Life Insurance, Prudential
Dylan J. Tyson	USA	Head of Retirement Strategies, Prudential

Officers:

Name	Citizenship	Present Principal Occupation or
Employment
Kelly Florio	USA	Anti-Money Laundering Officer
Elizabeth K. Dietrich	USA	Chief Accounting Officer and Chief Financial Officer
Matthew H. Silver	USA	Chief Actuary
Daniel T. McNulty	USA	Chief Compliance Officer, Variable Life & Variable Annuities Registered Separate Accounts
Scott G. Pelkola	USA	Chief Investment Officer
Amy M. Woltman	USA	Chief Legal Officer and Secretary
Robert Kutyla	USA	Controller
Richard H. Kirk	USA	Corporate Counsel
Dylan J. Tyson	USA	President & Chief Executive Officer
Alan M. Finkelstein	USA	Treasurer

Except as set forth in this Schedule 13D, to the best knowledge of the Reporting Persons, none of the individuals listed above beneficially owns any Common Stock.